Exhibit 10.4

June 20, 2021

Dear Employee Name:

As you are aware, Raven Industries, Inc. (the “Company”) anticipates entering into an Agreement and Plan of Merger (the “Merger Agreement”) with CNH Industrial America, LLC (“Parent”), pursuant to which the Company will merge with an acquisition subsidiary of Parent (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. In order to encourage your continued contributions and high level of commitment to the Company (the Company together with its subsidiaries and affiliates, the “Affiliated Group”) during the Retention Period (as defined below), you will be eligible to receive a special retention bonus (the “Retention Bonus”) in accordance with, and subject to the terms and conditions of, this letter agreement (this “Agreement”). This Agreement is contingent upon the execution of the Merger Agreement by the parties thereto, and the Merger Agreement not subsequently being terminated in accordance with its terms.

1.       Retention Bonus. The aggregate amount of your potential Retention Bonus is $AMOUNT (the “Retention Amount”). Subject to the terms and conditions of this Agreement, your Retention Bonus will be paid to you in cash on the following schedule:

(a)        50% of the Retention Amount (the “First Payment Amount”) will be paid as soon as practicable following the Closing Date (as defined in the Merger Agreement), but in no event later than 60 days following the Closing Date; and

(b)       The remaining 50% of the Retention Amount (the “Second Payment Amount”) will be paid as soon as practicable following the date that is six months after the Closing Date (the “Second Retention Date”), but in no event later than 60 days following the Second Retention Date.

For purposes of this Agreement, the “Retention Period” is the period beginning on the date of this Agreement and ending on the Second Retention Date.

2.       Conditions to Retention Bonus. 1)The payment of the Retention Amount is conditioned upon (i) the occurrence of the consummation of the Merger; (ii) in the case of the First Payment Amount, your continued employment through the Closing Date and, in the case of the Second Payment Amount, your continued employment through the Second Retention Date; and (iii) your compliance in all material respects with the terms of this Agreement. Accordingly, if your employment with the Affiliated Group terminates on or before the Closing Date for any reason, other than if the Affiliated Group terminates your employment without Cause (as defined below) or you terminate your employment pursuant to a Constructive Termination, then you will not be entitled to the First Payment Amount. If your employment with the Affiliated Group terminates on or before the Second Retention Date for any reason, other than if the Affiliated Group terminates your employment without Cause or you terminate your employment pursuant to a Constructive Termination, then you will not be entitled to the Second Payment Amount. If the Company terminates your employment without Cause or you terminate your employment pursuant to a Constructive Termination, any portion of the Retention Amount that has not already been paid to you will be paid to you no later than 60 days after your termination date.

For purposes of this Agreement, “Cause” means the occurrence of any of the following circumstances: (i) you have committed willful misconduct that materially injures or causes a material loss to any member of the Affiliated Group and results in a material benefit to you or third parties, as for example, by embezzlement, appropriation of corporate opportunity, conversion of tangible or intangible corporate property or the making of agreements with third parties in which you or anyone related to or associated with you has a direct or indirect interest, (ii) you have materially violated the restrictive covenant provisions in your employment agreement with the Company, if any; which violation, if it is capable of cure by you, has continued for at least 10 days after the Company gives you written notice describing such violation, or (iii) you have materially breached this Agreement; which breach, if it is capable of cure by you, has continued for at least 10 days after the Company gives you written notice describing such breach.

For purposes of this Agreement, “Constructive Termination” means your voluntary termination of employment by reason of any of the following: (i) an adverse change of your responsibilities, authority, status, position, offices, titles, or duties; provided, that a change in your employment from a subsidiary of the Company to the Company or another subsidiary of the Company will in either event not, in and of itself, be considered a material change to your responsibilities, authority, status, position, offices, titles or duties; (ii) (x) an adverse change in your annual cash compensation or (y) a material adverse change in your long-term incentive compensation opportunity; (iii) a requirement to relocate in excess of fifty (50) miles from your then current place of employment without your consent; or (iv) the material breach by the Company of any provision of this Agreement or failure to fulfill any other material contractual duties owed to you. For the purposes of this definition, your responsibilities, authority, status, position, offices, titles and duties are to be determined as of the day immediately before the consummation of the Merger. Notwithstanding the foregoing, your voluntary termination of employment will not constitute a Constructive Termination unless you have provided written notice to the Company within 90 days after an occurrence described in clauses (i) – (iv) above. The notice will (A) describe your intention to voluntarily terminate your employment; (B) state a date of termination that is least 30 days after your delivery of the notice, and (C) set forth in reasonable detail the conduct that you believe to be the basis for the Constructive Termination; and such Constructive Termination will take effect if the Company thereafter fails to correct such conduct (or commence action to correct such conduct and diligently pursue such correction to completion) within 30 days following the Company's receipt of such notice.

(b)       You hereby agree that you will use your best efforts to continue to perform your duties and responsibilities relating to your employment with the Company for the duration of the Retention Period.

3.       Confidentiality and Related Matters. You hereby agree that you will keep the terms of this Agreement confidential, and will not, except as required by law, disclose such terms to any person other than your spouse or professional advisors (who also must keep the terms of this Agreement confidential). You also hereby agree that you will comply with all other confidentiality and other restrictive covenants that you may be subject to under any other agreement with any member of the Affiliated Group.

4.       Miscellaneous.

(a)       Governing Law. The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, will be interpreted and governed by the laws of the State of South Dakota without regard to the principles of conflicts of laws of the State or those of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of South Dakota.

(b)       Entire Agreement. The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior negotiations, representations or agreements relating thereto whether written or oral, provided that this Agreement will not supersede the Employment Agreement and the Amended and Restated Change In Control Agreement and any other restrictions relating to confidentiality, noncompetition or nonsolicitation to which you may be subject.

(c)       Withholding. The Affiliated Group shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(d)       Section 280G Parachute Payments.

(i)       Limitation. Notwithstanding anything stated in this Agreement, or any other plan, arrangement or agreement to the contrary (including without limitation any applicable equity compensation plan of the Company), if any of the Covered Payments (as defined below) constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (“Parachute Payments”) and would, but for this Section 5(d) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) (the “Excise Tax”), then the payments or benefits provided or to be provided by the Company or any other member of the Affiliated Group to you or for your benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) will be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(ii)       Reduction; Accountants. The Covered Payments will be reduced in a manner that maximizes your economic position. In applying this principle, the reduction will be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts will be reduced on a pro rata basis but not below zero. Any determination required under this Section 5(d) will be made in writing in good faith by an accounting firm selected by the Company immediately prior to the consummation of the Merger, which is reasonably acceptable to you (your consent will not be unreasonably withheld) (the “Accountants”), which will provide detailed supporting calculations to the Company and you as required by the Company or you. Both you and the Company will provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(d). The Company will be responsible for all fees and expenses of the Accountants.

(iii)       Overpayment or Underpayment. It is possible that after the determinations and selections made pursuant to this Section 5(d), you will receive Covered Payments that are in the aggregate more than the amount provided under this Section 5(e) (“Overpayment”) or less than the amount provided under this Section 5(e) (“Underpayment”). In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then you will pay any such Overpayment to the Company. In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for your benefit.

(e)       Section 409A. The Company and you acknowledge and agree that this Agreement is intended to meet the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”) with respect to amounts subject thereto, and will be interpreted and construed consistent with that intent. The Company may reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A, provided, that any deferral of payments will be only for such time period as may be required to comply with Section 409A. The Company will act in good faith regarding the implementation of this Section 5(e), provided, that none of the Affiliated Group or any of its employees, officers, directors or representatives will have any liability to you with respect thereto. For purposes of Section 409A, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A.

(f)       No Guarantee of Employment. This Agreement does not and will not be construed as a guarantee of continued employment of you by the Company or any member of the Affiliated Group for any period of time. Your employment remains an employment terminable at will by either party at any time and for any reason and the Affiliated Group reserves all rights as an employer. Nothing herein will give you any claims against the Company or any member of the Affiliated Group for any actions taken by such party, including with respect to the transactions contemplated by the Merger Agreement.

(g)       Headings. The headings of the sections contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(h)       Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been given when hand delivered, one day after being sent by overnight courier, or four days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of you, to your address as shown on the Company’s records, and, in the case of the Company, to its principal office, to the attention of [•] of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

(i)       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original of the party executing the same and all of which together will constitute one and the same instrument.

(j)       Successors and Assigns. The rights and obligations of the Company under this Agreement will be binding upon its successors and assigns and may be assigned by the Company to the successors in interest of the Company. The rights and obligations of you under this Agreement will be binding upon your heirs, legatees, personal representatives, executors or administrators. This Agreement may not be assigned by you, but any amount owed to you upon your death will inure to the benefit of your heirs, legatees, personal representatives, executors, or administrators.

(k)       Waiver. No delay or omission by the Company or you in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company or you on any one occasion will be effective only in that instance and will not be construed as a bar or waiver of any right on any other occasion.

(l)       Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signature Page Follows]

Raven Industries, Inc.

By:
Dan Rykhus President and Chief Executive Officer

Accepted and Agreed:

Employee Name

Dated: